As filed with the Securities and Exchange Commission on August ___, 1997
                                               Registration No. 33-________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    PSC INC.
             (Exact name of Registrant as specified in its charter)


           New York                                          16-0969362
(State or other jurisdiction of            (IRS Employer Identification Number)
incorporation or organization)

                                 675 Basket Road
                             Webster, New York 14580
                                (716) 265-1600
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                              Robert C. Strandberg
                      President and Chief Executive Officer
                                    PSC Inc.
                                 675 Basket Road
                                Webster, NY 14580
                            Telephone: (716) 265-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:

                           Martin S. Weingarten, Esq.
                Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP
                                2400 Chase Square
                               Rochester, NY 14604


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_X_]

                                    CALCULATION OF REGISTRATION FEE

 Title of each class    Amount   Proposed maximum  Proposed       Amount of
 of securities to be    to be    Offering price    Maximum       registration
    registered        registered   per share(1) Aggregate offering    fee
                                                  Price (1)
    Common Shares,
    par value        975,000(2)     $6.875     $6,703,125            $2031.25
  $.01 per share, representing
shares issuable upon exercise of
            warrants


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low sale prices reported on the Nasdaq National Market on August 26, 1997.

(2) The number of Common Shares specified above is the number which may be acquired upon exercise of certain of the Company's warrants described in the Prospectus forming a part of this Registration Statement (the "Warrants"). This Registration Statement covers, pursuant to Rule 416, in addition, such indeterminable number of Common Share as may be issued on exercise of the Warrants by reason of adjustments in the number of Common Shares issuable pursuant to antidilution provisions contained in the Warrants. Since such additional Common Shares will, if issued, be issued for no additional consideration, no registration fee is required.
                             -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                    PSC INC.


                              975,000 Common Shares
                       Issuable upon Exercise of Warrants


         This Prospectus has been prepared in conjunction with the distribution of up to 975,000 Common Shares, $.01 par value (the "Shares"), of PSC Inc. (the "Company" or "PSC") issuable upon the exercise of certain outstanding warrants of the Company which are proposed to be sold from time to time by certain selling shareholders (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive the proceeds from the exercise of the Warrants, if any, and will use such proceeds, if any, for debt reduction and for working capital. As amended, the Warrants are exercisable at a price of $8.00 per share and may be exercised between July 12, 1997 and September 15, 2006. The costs and expenses of registering the Shares covered by this Prospectus will be paid by the Company.

         The Company's Common Shares are quoted on the Nasdaq National Market under the symbol PSCX. On August 26, 1997 the last reported sale price for the Common Shares was $6.81 per share.


  The Shares offered hereby involve a high degree of risk. See "Risk Factors."



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
  THE CONTRARY IS A CRIMINAL OFFENSE.

         The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market (or any exchange on which the Common Shares may then be listed), in negotiated transactions or otherwise. Sales will be effected at such prices and for such consideration as may be obtainable from time to time. Commission expenses and brokerage fees, if any, will be paid by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

The date of this Prospectus is August 29, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D. C. 20549, and at the Commission's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. In addition, the Company's Common Shares are listed on the Nasdaq National Market, and the aforementioned materials may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.
C. 20006.

         The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto For further information with respect to the Company and such Common Shares offered hereby, reference is made to the Registration Statement and the exhibits, schedules and reports filed as part thereof. Statements contained in this Prospectus with respect to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the quarters ended April 4, 1997 and July 4, 1997, the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended July 4, 1997, the Company's Current Report on Form 8-K filed on May 7, 1997, the Company's Proxy Statement dated March 31, 1997 and the description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A filed by the Company with the Commission on August 31, 1981 are hereby incorporated by reference in this Prospectus, except as superseded or modified herein.

         All  documents  filed by the Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Charis W. Copin, Director of Investor Relations, at the Company's principal executive offices at 675 Basket Road, Webster, NY 14580 (telephone (716) 265-1600).

                                   THE COMPANY

         PSC Inc., together with its subsidiaries (the "Company"), manufactures a comprehensive line of laser based handheld and fixed position bar code readers, verifiers and integrated sortation and point-of-sale (POS) scanning systems for the worldwide Automatic Identification and Data Capture (AIDC) market. The Company's products serve as the "front end" of terminals or host computers and are used to identify, capture, process and transmit data. The Company has developed products for AIDC at every stage of the product supply chain from raw material, manufacturing and warehousing, to logistics, transportation, inventory management and POS. The Company's products are used throughout the world in food and general retail, healthcare, government and other industries.

         The Company has positioned itself within the AIDC industry by selling both domestically and internationally. International sales accounted for approximately 38% of the Company's 1996 total sales. The Company has a diversified customer base composed of original equipment manufacturers (OEMs), third-party resellers and end users. The Company's distribution relationships have enabled it to introduce its products (generally under non-PSC labels) to new vertical markets, and have fostered the development of strategic relationships with leading AIDC participants and end users. The Company operates within one industry segment:
automatic identification and data capture.

         The Company's corporate headquarters are located in the Rochester, New York suburb of Webster. The Company designs, manufactures, sells, distributes and services its products from manufacturing facilities in Webster, New York and Eugene, Oregon. The Company has sales and service operations in the Americas, Europe, Asia and Australia.

         PSC was incorporated in the State of New York in 1969. The Company's headquarters are located at 675 Basket Road, Webster, New York, and its telephone number is (716) 265-1600.

         Recent Developments. On July 12, 1996, the Company acquired Spectra-Physics Scanning Systems, Inc., TxCom S.A. and related businesses (collectively "Spectra") from Spectra-Physics AB, a multinational corporation based in Sweden. Spectra, which is headquartered in Eugene, Oregon, is one of the worlds' leading manufacturers of countertop and in-counter bar code scanners for retail point-of-sale applications. The purchase price was approximately $140 million and was paid by $125 million in cash, $10 million in PSC Common Shares and by a $5 million subordinated promissory note. The $125 million cash portion was funded by a combination of the Company's cash, senior debt ($92.5 million) and subordinated debt ($30 million). In connection with the subordinated debt, warrants ("Warrants") evidencing rights to purchase an aggregate of 975,000 Common Shares of the Company were issued and sold to the purchasers of the subordinated debt. As amended, the Warrants have an exercise price of $8.00 per share and may be exercised between July 12, 1997 and September 15, 2006. Holders of the Warrants have certain rights relating to registration and to the repurchase by the Company of the Warrants and the shares issued upon exercise of the Warrants (the "Warrant Shares") under certain circumstances.

         On April 30, 1997, L. Michael Hone resigned as Chief Executive Officer, as Chairman of the Board of Directors, and as a member of the Board of Directors of the Company. On the same date, Robert S. Ehrlich, formerly the Company's Vice Chairman, was elected Chairman of the Board and Robert C. Strandberg, formerly the Company's Executive Vice President, was elected President and Chief Executive Officer of the Company.

         On June 30, 1997, the Company sold all of its shares in Tx Com S.A. to Tx Com S.A. for approximately $1.0 million.

Legal Proceedings

         There is pending in the United States District Court for the Western District of New York (the "Court") an action (the "Litigation"), commenced in April 1996, between the Company and Symbol Technologies, Inc. ("Symbol") relating to issues of patent infringement and validity, antitrust, unfair competition, and the breach of certain license agreements. See "Risk Factors - Intellectual Property; Pending Litigation". The Litigation is in the discovery stage. On October 9, 1996, the Court determined that there would be a non-jury hearing (the "Markman Hearing") as to all of Symbol's patents in suit which, as agreed by the parties, are now limited to nine patents. The Markman Hearing will be solely related to claim construction of the patent claims alleged by Symbol to be infringed. Subsequent to the Markman Hearing, it is expected there will be a jury trial on the issues of infringement and validity. All of the other issues in the litigation have been stayed pending a determination on the nine patents of Symbol.

         When the Company acquired Spectra in July 1996, Spectra was a party to a 1985 License Agreement, as modified in 1995, with Symbol (the "Symbol-Spectra License") which provided for arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Chicago, Illinois with respect to issues (among others) of which products may be deemed licensed products.

         On March 10, 1997, in accordance with the Symbol-Spectra License, the Company demanded arbitration (the "Arbitration") to determine whether the Company is entitled to sell its QS 6000 scan module as a licensed device pursuant to the Symbol-Spectra License and whether customers who purchase said module may incorporate it into portable data terminals without fear of suit from Symbol or need to pay any royalties beyond those paid by the Company on the module itself.

         On May 9, 1997, the Court denied Symbol's motion to enjoin or stay the Arbitration, and stayed the Markman Hearing pending the outcome of the Arbitration. The Arbitration was held during the week of July 21, 1997 and no decision has yet been rendered.

                                  RISK FACTORS

         In addition to the other information in this Prospectus or incorporated by reference herein, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below.

         Substantial Leverage. The Company incurred substantial indebtedness ($127.5 million) in connection with the acquisition of the Spectra. See "The Company - Recent Developments." The degree to which the Company is leveraged could have important consequences to the holders of the Common Shares offered hereby, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the agreements governing the Company's long-term indebtedness contain certain restrictive financial and operating covenants; (iv) certain indebtedness under the senior debt will be at variable rates of interest, which would cause the Company to be vulnerable to increases in interest rates; (v) all of the indebtedness outstanding under the senior debt is secured by substantially all the assets of the Company; (vi) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (vii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (viii) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business.

         Debt Service. As a result of the indebtedness incurred in connection with the acquisition of the Spectra, a substantial portion of the Company's cash flow will be devoted to debt service. The ability of the Company to continue making payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control, such as prevailing economic conditions, will affect its performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Company, that the Company will be able to refinance its existing indebtedness or that sufficient funds could be raised through asset sales. In addition, the ability of the Company to raise funds by selling assets is restricted by the Senior Debt.

         Technological Change. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and changing customer needs. The Company's future success will depend on its ability to enhance its current products, to develop new products on a timely and cost-effective basis and to respond to changing customer needs and technological developments. Certain of the Company's competitors spend larger amounts on research and development efforts than the Company. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delay in product development or introduction, could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will be successful in developing new products or enhancing its existing products on a timely or cost-effective basis, or that such new products or product enhancements will achieve market acceptance.

         Dependence on Sales by Third Parties. The Company's net sales are dependent upon the ability of its original equipment manufacturer ("OEM"), value added reseller ("VAR"), distributor and systems integrator customers to develop and sell products that incorporate the Company's scanning products. Factors, including economic conditions, patent positions, inventory positions, the ability to sell the Company's products to end users, regulatory requirements and other marketing restrictions, that adversely affect the operations of the Company's OEM, VAR, distributor and systems integrator customers can have a substantial impact upon the Company's financial results. No assurances can be given that the Company's OEM, VAR, distributor and systems integrator customers will not experience financial or other difficulties that could adversely affect their operations and, in turn, the results of operations of the Company.

         Intellectual Property; Pending Litigation. The Company's success is dependent in part on its ability to obtain patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company currently owns over 100 U.S. patents having expirations from the year 2001 to the year 2014 and also has certain foreign patents. The Company has filed, and intends to file, applications for additional patents covering its products. There can be no assurance that any of these patent applications will be granted, or that the Company will develop additional products that are patentable and do not infringe upon the patents of others, or that the patents issued to or licensed by the Company will provide the Company with a competitive advantage or adequate protection for its products. In addition, there can be no assurance that the Company's competitors will not develop technology or know-how, or obtain patents, that could limit the Company's ability to compete in the future or that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented by others.

         The AIDC industry is characterized by substantial litigation regarding patent and other intellectual property rights. The Company aggressively defends its patents and other proprietary rights. The Company has commenced an action against Symbol Technologies, Inc. ("Symbol") for violation of the antitrust laws and unfair trade practices and for declaration of noninfringement and/or invalidity of certain of Symbol's patents. In that action, Symbol has counterclaimed alleging patent infringement and alleging breaches of certain Symbol-PSC License Agreements. PSC has informed Symbol that subsequent to the Spectra acquisition it has been operating under certain Symbol-Spectra licenses rather than under the Symbol-PSC licenses. The status of the various licenses is before the courts. Although the Company maintains that Symbol's patents are invalid, that the Company has not infringed the patents, or both, and that the Symbol-Spectra License Agreements rather than the Symbol-PSC License Agreements are controlling, there can be no assurance that the actions will be decided or settled in the Company's favor. There can be no assurance that others will not assert claims against the Company that result in litigation. Any such litigation could result in significant expense, adversely impact the Company's marketing, give rise to certain indemnity rights on the part of customers, and divert the Company's attention from other matters. If any of the Company's products were found to infringe a third-party patent, the third party could be entitled to injunctive relief, which would prevent the Company from selling any such infringing products. In addition, the Company could be required to pay monetary damages. Although the Company could seek a license to sell products determined to infringe a third-party patent, there can be no assurance that a license would be available on terms acceptable to the Company. The Company could also attempt to redesign any infringing products so as to avoid infringement, although any effort to do so could be expensive and time-consuming, and there can be no assurance the effect would be successful.

         Competition. The AIDC industry is highly competitive with rapid technological change, product improvements, new product introduction and intellectual property developments representing key competitive factors. The Company also competes on the basis of innovative design, high qualify manufacturing, technical expertise in scanning, level of sales and support services, price and overall product functionality and fitness for use. Failure to keep pace with product and technological advances could negatively affect the Company's competitive position and prospects for growth. Several of the Company's competitors have substantially greater financial and other resources than the Company. In addition, other larger corporations could enter the AIDC industry. No assurance can be given that the Company will be able to compete successfully against current and future competitors or that the competitive factors faced by the Company will not adversely affect its business, financial condition or results of operations.

         Dependence on Key Vendors. The Company's ability to produce and ship its products on schedule is highly dependent on timely receipt of an adequate supply of components and materials from its key vendors. The Company currently relies on single suppliers, some of whom manufacture at a number of locations, for some of the key components of its products. The Company could incur set-up costs and delays in manufacturing should it become necessary to replace key vendors due to work stoppages, shipping delays, financial difficulties or other factors and, under certain circumstances, these costs and delays could have a material adverse effect on the Company's business or results of operations.

         Product Transitions. The Company is dependent upon the introduction of new and improved products. The Company's financial performance is dependent upon the successful introduction of these products. The success will be dependent, among other things, upon the ability of the Company to complete development of certain products, customer acceptance of and demand for these products and the ability of the Company to efficiently manufacture these products and to meet delivery schedules. The introduction of new and enhanced products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excess levels of older material inventories and ensure that adequate supplies of new product can be delivered to meet customer demand. There can be no assurance that the Company will successfully manage the transition to selling new products. The failure to do so could have a material adverse effect on the Company's business and results of operations.

         Fluctuations in Operating Results. Historically, the Company has experienced variability in its quarterly results. Large orders can cause favorable or unfavorable variations in quarterly comparisons. The volume and timing of orders received during a quarter are difficult to forecast. Since customers generally order products for delivery within 30 to 45 days, backlog is not a reliable predictor of future financial performance beyond the current quarter. In addition, the Company's results may vary significantly from quarter to quarter depending on other factors such as the level of development, sales and marketing expense incurred in anticipation of future revenues and the timing of new product and applications announcements and releases by the Company and its competitors. Many of these factors are beyond the Company's control. The Company believes that quarterly period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. The Company believes that, in general, retailers are reluctant to install point-of-sale scanners during their peak fourth quarter selling period. This may have a negative effect on fourth quarter sales.

         Risks Associated with International Operations. The Company's sales to international customers increased from $11.2 million or 19% of total net sales in 1994 to $55.2 million or 38% of net sales in 1996. The Company intends to continue to expand its operations outside of the United States and to enter additional international markets and expects that international sales will represent a substantial portion of its revenues. This will require significant management attention and financial resources and will result in a significant portion of the Company's net sales being subject to the risks associated with international sales. Such risks include changes in regulatory requirements, compliance costs associated with quality control standards, special standards requirements, tariffs and other barriers, reduced protection for intellectual property rights in some countries, difficulties in staffing and managing international subsidiary operations, potentially adverse tax consequences, country-specific product requirements and political and regulatory uncertainties. The majority of the Company's sales in Europe and the Pacific Rim are billed in foreign currencies and are subject to currency exchange fluctuations. Since the Company's products are manufactured in the United States, sales and results of operations could be impacted by fluctuations in the U.S dollar. There can be no assurance that these factors will not have an adverse impact on the Company's ability to increase or maintain its international sales or on the Company's results of operations.

         Volatility of Stock Price. The Company's Common Shares have experienced substantial price volatility and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of the Company, its competitors and other companies in the AIDC industry. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market price of many technology companies and have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Shares.

         Government Regulation. The Company's products and operations are subject to regulation by federal, state and local agencies in the United States and its products are subject to regulation in certain foreign countries where the Company's products are sold. While the Company believes that its products and operations comply with all applicable regulations, there can be no assurance of continued compliance if these regulations were to change. Noncompliance with respect to these regulations could have a material adverse impact on the Company's results of operations.

         Anti-Takeover Effects of Certain Charter and Bylaw Provisions. The Company's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws") contain certain provisions relating to corporate governance, to the rights of shareholders, and to the possible issuance of Preferred Shares. These provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change in control of the Company and may delay or make more difficult a merger, tender offer or proxy contest involving the Company. The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. In addition, the Certificate provides that shareholders may remove a director only for cause and only by the vote of the holders of two-thirds of the Common Shares of the Company. This provision, when coupled with the provision of the Certificate authorizing only the Board of Directors to fill vacant directorships, will preclude shareholders from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with their own nominees, and will make more difficult, and therefore may discourage, a proxy contest to change control of the Company. The Certificate also provides that special meetings of shareholders of the Company may be called only by the Board of Directors. These provisions of the Certificate may be changed only by the affirmative vote of the holders of two-thirds of the Common Shares of the Company entitled to vote on such matters at a meeting duly called for such purpose. The Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide prior written notice thereof, as set forth in the Bylaws. The Certificate provides that the Company's Preferred Shares may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine.

                                 USE OF PROCEEDS

         All proceeds from the sale of the Shares to be sold pursuant to this Prospectus will be for the account of the Selling Shareholders. As a consequence, the Company will not receive any proceeds from the sale of the Shares offered by the Selling Shareholders. The Company will receive the proceeds from the exercise of the Warrants by the Selling Shareholders. If all 975,000 Warrants are exercised, the Company will receive $7,800,000. The Company plans to use those proceeds, if any, for debt reduction and for working capital.

                              SELLING SHAREHOLDERS

         To help fund the Spectra acquisition, the Company, on July 12, 1996, entered into identical Securities Purchase Agreements the ("Securities Purchase Agreements") with six (6) institutional purchasers (the "Purchasers") pursuant to which the Company issued and sold its 11.25% Senior Subordinated Notes due June 30, 2006 in the aggregate principal amount of $30,000,000.00. (See "The Company - Recent Developments.") In connection with this financing, the Company issued and sold to the Purchasers warrants ("Warrants") evidencing the rights to purchase an aggregate of 975,000 Common Shares of the Company which, as amended, have an exercise price of $8.00 per share. The Warrants may be exercised on or after July 12, 1997 and terminate at the close of business on September 15, 2006.

         Pursuant to the Securities Purchase Agreements, the Company granted to the holders of the Warrants certain registration rights with respect to the underlying shares. In addition, the holders of the Warrants have certain rights relating to the repurchase by the Company of the Warrants and the shares issued upon the exercise of the Warrants. In the event of (a) the merger or consolidation of the Company into another corporation which does not have a class of publicly traded equity securities registered under the Exchange Act and where the consideration to be received by the holders of the Company's Common Shares in connection with such merger or consolidation does not consist solely of cash payable in full upon consummation of such merger or consolidation, or
(b) the sale, transfer or other disposition by the Company of all or any substantial part of its properties and assets to another corporation for consideration which (i) is other than (A) publicly traded equity securities registered under the Exchange Act and/or (B) cash and (ii) is then distributed to the shareholders of the Company, then the holders of the Warrants and the underlying shares have the right to require the Company to purchase such securities.

         The following table summarizes certain information with respect to the Selling Shareholders:


                      Number of
                      Shares              Number    Number of  Percent of Shares
                      Beneficially Owned of Shares  Shares         Outstanding
                      Prior to Offering Registered Beneficially After Offering
                             (1)          Herein    Owned After         (2)
                                                    Offering (2)

John Hancock Mutual         373,750        373,750            0            --
Life Insurance
Company

John Hancock                 48,750         48,750            0            --
Variable Life
Insurance Company

The Lincoln                 227,500        227,500            0            --
National Life
Insurance Company

Lincoln National             16,250         16,250            0            --
Income Fund, Inc.


ReliaStar Financial          16,250         16,250            0            --
Corp., as successor
to
Security-Connecticut
Corporation

The Equitable Life          292,500        292,500            0            --
Assurance Society
of the United States

(1) The number of Common Shares reflected as beneficially owned assumes the exercise of the 975,000 Warrants currently outstanding and exercisable within 60 days from the date hereof.

(2)   Assumes all Shares registered herein are sold.



                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales maybe made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market, and any exchange in which the Company's Common Shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of Shares from whom they may act as agent (which compensation may be in excess of customary commissions).

         The Company has informed the Selling Shareholders that the anti-manipulative rules under the Exchange Act (Rules 10b-6 and 10b-7) may apply to their sales of Shares in the market. Also, the Company has informed the Selling Shareholders of the need for delivery of copies of the Prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

         In connection with such sales, the Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In order to comply with certain state securities laws, if applicable, the Shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         Pursuant to the Securities Purchase Agreements, the Company will use its best efforts to keep this Registration Statement current and effective for a period of two years from the effective date hereof or such shorter period that will terminate when all Shares have been (i) disposed of pursuant to an effective registration statement, or (ii) sold under circumstances in which all of the applicable conditions of Rule 144 are met. There can be no assurance that the Selling Shareholders will sell any or all of the Shares which may be offered under this Registration Statement.


                                  LEGAL MATTERS

         The validity of the issuance of the Shares being offered hereby will be passed upon for the Company by Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP, Rochester, New York. Justin L. Vigdor, a partner of this firm, is a director of the Company, and Martin S. Weingarten, Secretary of the Company, is counsel to this firm. As of the date of this Prospectus, members of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP beneficially own 23,750 Common Shares.


                                     EXPERTS

         The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         No person is authorized to give any information or to make any representation, other than those contained in or incorporated by reference in this Prospectus, and any information or representations not contained in or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities under any circumstances where such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

                  Set forth below is an estimate of the fees and expenses payable by the Registrant in connection with the Offering:

Securities and Exchange Commission registration fee.......    $  2,031.25
Legal fees and expenses.......................................   5,000.00
Accounting fees and expenses..................................   5,000.00
Miscellaneous.................................................   1,000.00
TOTAL......................................................... $13,031.25

Item 15. Indemnification of Directors and Officers

                  Sections 721-726 of the New York Business Corporation Law, as amended (the "BCL"), give New York corporations the power to indemnify each of their present and former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation.

                  The Restated Certificate of Incorporation of the Registrant as amended, contains a provision that eliminates the personal liability of each director to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained, in fact, a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated Section 719 of the BCL.

                  The by-laws of the Registrant contain a provision permitted by the BCL that provides that directors and officers will be indemnified by the Registrant to the fullest extent permitted by law for all losses that may be incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their service as a director or officer of the Registrant.

                  The Registrant has entered into an indemnity agreement with each officer and director to provide contractual assurance that the protection afforded by the Registrant's by-laws will be available regardless of changes in the Registrant's charter documents or change in control of the Registrant.

                  The Registrant maintains an officers' and directors' liability insurance policy insuring the covered individuals against acts or omissions taken by such persons in their capacities as officers or directors.

Item 16. Exhibits

        Exhibit No.                                               Title

            4.1 Form of Certificate for Common Shares of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form
                              S-3, effective March 24, 1995 (No. 33-89178)).

            4.2 Form of the 11.25% Senior Subordinated Note of SpectraScan, Inc., due June 30, 2006 (Notes were issued to seven Purchasers in the aggregate principal amount of $30,000,000) (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated July 29, 1996 (the "1996 8-K")).

            4.3 Form of Note Guarantee dated July 12, 1996 made by PSC Inc. and each of the domestic subsidiaries of PSC Inc. to each of the purchasers of the Senior Subordinated Notes (incorporated by reference to Exhibit 4.2 of the 1996 8-K).

            4.4 Form of Warrant issued to the Purchasers named in the Securities Purchase Agreements dated July 12, 1996 (Warrants were issued to seven Purchasers for an aggregate of 975,000 common shares of the Company) (incorporated by reference to Exhibit 4.3 of the 1996 8-K).

            5.1               Opinion of Boylan, Brown, Code, Fowler, Vigdor &
                              Wilson, LLP.

            10.1 Securities Purchase Agreement dated July 12, 1996 among PSC Inc., SpectraScan, Inc. and Equitable Life Assurance Society of the United States (separate but identical Securities Purchase
                              Agreements were addressed to each of the Other Purchasers of the Senior Subordinated Notes) (incorporated by reference to Exhibit 10.1 of the 1996 8-K).

            10.2 Amendment No. 1 dated October 10, 1996 to Securities Purchase Agreements among PSC Inc., PSC Scanning, Inc., and Equitable Life Assurance Society of the United States (separate but identical amendments were addressed to each of the other purchasers of the Senior Subordinated Notes) (incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1996).

            10.3 Amendment No. 2 and Waivers under Securities Purchase Agreements dated as of July 4, 1997 among PSC Inc., PSC Scanning, Inc. and the Purchasers named in the Securities Purchase Agreements (incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the quarter ended July 4, 1997).

            10.4 Amendment No. 3 to Securities Purchase Agreements and Warrants dated as of August 18, 1997 among PSC Inc., PSC Scanning, Inc. and the Purchasers named in the Securities Purchase Agreements (incorporated by reference to Exhibit
                             10.6 of the Company's report on Form 10-Q/A for the quarter ended July 4, 1997).

            23.1 Consent of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP (contained in Exhibit 5.1 to the Registration Statement).

            23.2              Consent of Arthur Andersen LLP.

             24               Power of Attorney (included on Page II-4).

Item 17. Undertakings

                            Rule 415 Offering. The undersigned registrant hereby undertakes:

                                    To file, during any period in which offers
                            or sales are being made, a post-effective amendment to this registration statement;

                                            To include any material information
                             with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Incorporating Subsequent Exchange Act Documents by Reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans' annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Indemnification for Liabilities Arising Under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the"Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by any director, officer or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Rochester, State of New York on August 29, 1997.

                                               PSC Inc.


                                      By: /s/ Robert C. Strandberg
                                          Robert C. Strandberg, President
                                          And Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ROBERT C. STRANDBERG, ROBERT S. EHRLICH, and WILLIAM J. WOODARD, or any one of them, as true and lawful attorneys-in-fact, each with full power and authority to act as such without the other, and with full power of substitution, for him and in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the undersigned hereby ratifying and confirming all that said attorneys-in-fact, or any of them or his substitute or substitutes, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                                   Title              Date

         /s/ Robert C. Strandberg        President and Chief     August 29, 1997
         Robert C. Strandberg            Executive Officer

         /s/ William J. Woodard          Vice President, Chief   August 29, 1997
         William J. Woodard              Financial Officer and
                                         Treasurer


         /s/ Scott D. Deverell           Controller (Principal   August 29, 1997
         Scott D. Deverell               Accounting Officer)


         _____________________      Chairman of the Board     August 29, 1997
         Robert S. Ehrlich


         /s/ Jay M. Eastman         Director                  August 29, 1997
         Jay M. Eastman


         /s/ James W. Henry         Director                  August 29, 1997
         James W. Henry


         /s/ Donald K. Hess         Director                  August 29, 1997
         Donald K. Hess


         /s/ Thomas J. Morgan       Director                  August 29, 1997
        Thomas J. Morgan


         /s/ James C. O'Shea        Director                  August 29, 1997
        James C. O'Shea


         /s/ Jack E. Rosenfeld      Director                   August 29, 1997
        Jack E. Rosenfeld


         /s/ Justin L. Vigdor       Director                   August 29, 1997
        Justin L. Vigdor

                                 August 28, 1997



PSC Inc.
675 Basket Road
Webster, NY 14580


       RE:    PSC Inc. - Registration Statement on Form S-3


Gentlemen:

         We have acted as counsel to PSC Inc., a New York corporation (hereinafter called the "Company"), in connection with its Registration Statement on Form S-3, filed under the Securities Act of 1933, relating to the proposed distribution of up to 975,000 common shares of the Company, $.01 par value ("Common Shares") which are issuable upon the exercise of certain outstanding warrants (the "Warrants") of the Company and which are proposed to be sold from time to time by certain selling shareholders.

         In that connection, we have examined the Certificate of Incorporation of the Company, as amended, the by-laws of the Company, as amended, the Warrants, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, it is our opinion that:

         1. The Company has been duly organized and is a validly existing corporation in good standing under the laws of the State of New York.

         2. All necessary action has been taken by the Board of Directors of the Company to authorize the Warrants and the issuance and sale of the Common Shares upon exercise of the Warrants.

         3. When certificates for Common Shares have been delivered against payment of the purchase price therefor upon exercise of the Warrants, such Common Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-referenced Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement.

                                             Very truly yours,
                                            BOYLAN, BROWN, CODE,
                                        FOWLER, VIGDOR & WILSON, LLP

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 31, 1997 included in PSC Inc.'s Form 10-K for the year ended December 31, 1996 and to all references to our Firm included in this registration statement.



Arthur Andersen LLP

Rochester, New York,
    August 28, 1997

                                                         August 29, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

         RE:      PSC Inc. (the "Registrant")
                  675 Basket Road
                  Webster, NY  14580

Ladies and Gentlemen:

         We enclose for filing pursuant to the Securities Act of 1933, as amended (the "Act), a Registration Statement on Form S-3 relating to the proposed distribution of up to 975,000 common shares of the Registrant which are issuable upon the exercise of certain outstanding warrants and which are proposed to be sold from time to time by certain selling shareholders.

         The fee required for this filing has been paid in  accordance  with the
procedures  set  forth  in  Instructions   for  filing  Fees,  Rule  3a  of  the
Commission's Informal and Other Procedures.

         The criteria for filing a Registration Statement on Form S-3 has been reviewed by the Registrant and that form is deemed by the Registrant to be appropriate for this filing.

         Please direct any comments or questions you may have concerning the Registrant's Registration Statement to the undersigned or to our attorney Martin
S. Weingarten at (716) 232-5300.

                                                 Very truly yours,


                                                  William J. Woodard
                                      Vice President and Chief Financial Officer